CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-14 of The RBB Fund, Inc. and to the use of our report dated October 26, 2018 on the financial statements and financial highlights of MFAM Global Opportunities Fund (formerly, the Motley Fool Global Opportunities Fund), and MFAM Emerging Markets Fund (formerly, the Motley Fool Emerging Markets Fund), each a series of The RBB Fund, Inc. Such financial statements and financial highlights appear in the 2018 Annual Report to Shareholders which is incorporated by reference into the Registration Statement.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

May 31, 2019